Filed pursuant to Rule No. 424(b)(3)

File Number 333-99675

Prospectus Supplement No. 3

(to Prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003,

and Prospectus Supplement No. 2 dated April 7, 2003)

4,076,470 SHARES

AMERICAN TECHNOLOGY CORPORATION

COMMON STOCK

This Prospectus Supplement No. 3 supplements our prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003, and Prospectus Supplement No. 2 dated April 8, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 3 in conjunction with the prospectus and the prior prospectus supplements listed above.

Amendments to Selling Stockholder Table

1.    The information relating to Stifel Nicolaus Custodian for Jonathan A. Berg, IRA and certain footnotes in the first table of selling stockholders included in the prospectus is hereby amended as follows:

Selling Stockholder	Common Stock Underlying Convertible Subordinated Note	Common Stock Underlying Common Stock Warrant	Outstanding Common Stock		Common Stock Underlying Series D Preferred Stock	Common Stock Underlying Common Stock Warrant	Total Common Stock Beneficially Owned Before Offering		Maximum Number of Shares Offered Hereby	Shares of Common Stock Beneficially Owned After Offering

	(1)	(2)	(3)		(4)	(5)	(6)		(7)

Name	Number	Number	Number		Number	Number	Number		Number	Number	%
Stifel Nicolaus Custodian for Jonathan A. Berg, IRA	31,772	25,000	35,624	(41)	0	22,000	323,120	(19)	114,396	143,561	*

(3)	Represents shares of common stock issued upon the conversion of an aggregate of 180,400 shares of Series D Preferred Stock.

(4)	Represents shares of common stock issuable upon the conversion of an aggregate of 55,000 shares of Series D Preferred Stock beneficially owned by such persons assuming the conversion price is $2.00 per share and the shares are held to the end of their term, March 31, 2006. The conversion value of the Series D Preferred Stock is convertible one or more times into fully paid shares of common stock at a conversion price which is the lower of (i) $4.50 per share or (ii) 90% of the volume weighted average market price for the five days prior to conversion, but in no event less than $2.00 per share, subject to adjustment. The conversion value of the Series D Preferred Stock is the original purchase price, increased by 6% per year from May 3, 2002. The shares of Series D Preferred Stock could not be converted at a conversion price less than $4.50 per share prior to December 31, 2002. The actual number of shares of common stock issuable upon conversion of the Series D Preferred Stock may be less than that set forth in the chart depending on when conversion occurs.

(19)	Includes shares held by Jonathan Berg, Jackson Strategic, Inc., Berg Capital Corp. and Chelsea Partners as of January 15, 2003. Also includes a warrant to purchase 50,000 common shares held by Jonathan Berg, warrants to purchase 50,000 common shares and options to purchase 30,000 common shares held by Jackson Strategic, Inc. exercisable within 60 days after January 15, 2003. The shares owned after the offering assume the sale of 100,000 warrants as described in the table below. The convertible subordinated note issued to the selling stockholder has a principal balance of $50,000.

(41)	Stifel Nicolaus Custodian for Jonathan A. Berg, IRA voluntarily converted 10,000 shares of Series D Preferred Stock into 35,624 common shares effective April 25, 2003. All other share ownership information for the selling stockholder is as of January 15, 2003.

2.    The information relating to Jonathan Berg and Jackson Strategic, Inc. and certain footnotes in the second table of selling stockholders included in the prospectus is hereby amended as follows:

Selling Stockholder	Common Stock Beneficially Owned Before Offering		Common Stock Underlying Common Stock Warrant		Maximum Number of Shares Offered Hereby		Shares of Common Stock Beneficially Owned After Offering

Name	Number		Number		Number		Number		%
Jonathan Berg	323,120	(3)	50,000	(1)	50,000	(1)	143,561	(3)	*
Jackson Strategic, Inc.	323,120	(4)	50,000	(2)	50,000	(2)	143,561	(4)	*

*	Less than one percent
(1)	These shares are issuable upon the exercise of warrants at an exercise price of $16 per share. The warrants were granted to the selling stockholder on May 13, 1998 and are exercisable until May 12, 2003. The warrants were acquired as compensation for consulting services provided by the selling stockholder to us.
(2)	These shares are issuable upon the exercise of warrants at an exercise price of $10 per share. The warrants were granted to the selling stockholder on January 5, 1999 and are exercisable until January 5, 2004. The warrants were acquired as compensation for consulting services provided by the selling stockholder to us. Jonathan Berg is believed by us to have sole voting and investment power with respect to the securities held.
(3)	Includes shares held by Nicolaus Stifel, Custodian for Jonathan A. Berg IRA, Jackson Strategic, Inc., Berg Capital Corp. and Chelsea Partners as of January 15, 2003, giving effect to the conversion of Series D Preferred Stock by Stifel Nicolaus Custodian for Jonathan A. Berg, IRA effective April 25, 2003. Shares owned after the offering assume the sale of shares listed in columns (1), (2), (3) and (5) of the first table above.
(4)	Includes shares held by Nicolaus Stifel, Custodian for Jonathan A. Berg IRA, Jonathan Berg, Berg Capital Corp. and Chelsea Partners as of January 15, 2003, giving effect to the conversion of Series D Preferred Stock by Stifel Nicolaus Custodian for Jonathan A. Berg, IRA effective April 25, 2003. Shares owned after the offering assume the sale of shares listed in columns (1), (2), (3) and (5) of the first table above.

The date of this prospectus supplement is May 7, 2003.